                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                    AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      1996         1995
                                                   ----------   ----------
                                                         (Unaudited)
Earnings:
Net Income......................................   $121,499     $101,091
  Add:
    Provision for income taxes..................     71,683       63,351
    Fixed charges...............................    317,589      281,113
  Less:
    Capitalized interest........................     24,643       27,286
                                                   --------     --------
  Earnings as adjusted (A)......................   $486,128     $418,269
                                                   ========     ========

Preferred dividend requirements.................   $  8,480     $  6,581
Ratio of income before provision
    for income taxes to net income..............        159%         163%
                                                   --------     --------
  Preferred dividend factor on pretax
    basis.......................................     13,483       10,727
                                                   --------     --------
Fixed Charges:
  Interest expense..............................    280,551      253,827
  Capitalized interest..........................     24,643       27,286
  Interest factor of rents......................     12,395            -
                                                   --------     --------
  Fixed charges as adjusted (B).................    317,589      281,113
                                                   --------     --------

Fixed charges and preferred stock
    dividends (C)...............................   $331,072     $291,840
                                                   ========     ========
Ratio of earnings to fixed charges
    (A) divided by (B)..........................      1.53x        1.49x
                                                      =====        =====

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)..........................      1.47x        1.43x
                                                      =====        =====

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